Exhibit 99.1

August 12, 2015	Analyst Contact:	T.D. Eureste
918-588-7167
	Media Contact:	Brad Borror
918-588-7582

ONEOK Agrees to Purchase 21.5 Million Common Units

From ONEOK Partners in Private Placement

TULSA, Okla. – Aug. 12, 2015 – ONEOK, Inc. (NYSE: OKE) today announced that it has agreed to purchase approximately 21.5 million common units representing limited partner interests, for a total purchase price of approximately $650 million, in a private placement from ONEOK Partners, L.P. (NYSE: OKS), of which it is the parent company of ONEOK Partners GP, L.L.C. (General Partner), the sole general partner of ONEOK Partners.

ONEOK Partners also has agreed to sell approximately 3.3 million of its common units for a total purchase price of approximately $100 million to funds managed by Kayne Anderson Capital Advisors, L.P. pursuant to an effective registration statement on file with the Securities and Exchange Commission. The common units will be offered by ONEOK Partners in a registered direct offering.

Additionally, ONEOK will contribute approximately $15.3 million to maintain its 2 percent general partner interest in ONEOK Partners. ONEOK plans to use cash on hand and the General Partner proceeds from its concurrently announced $500 million notes offering to fund the purchase and contribution.

Following the common unit purchases, ONEOK’s and the General Partner’s aggregate ownership interest in ONEOK Partners will increase to 41.2 percent from 36.8 percent.

ONEOK has obtained committed debt financing from Citigroup Global Markets Inc. in an amount, combined with existing liquidity, sufficient to fund the purchase price of the private placement of common units from ONEOK Partners. This financing would only be used if the announced notes offering is not completed.

ONEOK Partners expects to use the net proceeds to repay amounts outstanding under its commercial paper program and for general partnership purposes.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

ONEOK Agrees to Purchase 21.5 Million Common Units

From ONEOK Partners in Private Placement

Aug. 12, 2015

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of June 30, 2015, owns 36.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

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